SECURITY AGREEMENT

This Security Agreement (the “Agreement”), dated this ___ day of November, 2007 is by and between _________, a ________ corporation with its principal place of business at _________________ (the “Guarantor”), and RBS Citizens, National Association, a national bank having a lending office at 28 State Street, Boston, MA 02109 (the “Secured Party”).

WITNESSETH THAT:

WHEREAS, the Guarantor has duly authorized, executed and delivered to the Secured Party a certain Guaranty of even date herewith (the “Guaranty”), guaranteeing the payment and performance of all obligations of National Investment Managers Inc., a Florida corporation having an address of 545 Metro Place South, Suite 100, Dublin, OH 43017 (the “Borrower”) to the Secured Party, including without limitation the obligations of Borrower under (a) a certain Term Promissory Note of even date herewith from the Borrower to the Secured Party in the maximum principal amount of up to $13,000,000.00 and (b) a certain Revolving Line of Credit Note of even date herewith from the Borrower to the Secured Party in the maximum principal amount of $2,000,000.00 (together, the “Notes”) and any amendments, extensions or renewals of such Notes;

WHEREAS, the obligation of the Secured Party to make the loans evidenced by the Notes (the “Loans”) is subject to the condition, among others, that the Guarantor grant to and create in favor of the Secured Party a security interest in and lien upon all business assets and rights of the Guarantor as hereinafter provided; and

WHEREAS, in order to induce the Secured Party to make the Loans, the Guarantor has agreed to join with the Secured Party in this Agreement.

NOW, THEREFORE, in consideration of and as an inducement to the Secured Party to make the Loans, the parties hereto, intending to be legally bound, covenant and agree as follows:

Section 1.	Definitions.

(a)
Certain Definitions. In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(i)
“Collateral” shall mean all personal property of Guarantor including, without limitation, all of the following items, whether now owned or now due, or in which the Guarantor has an interest or hereafter, at anytime in the future, acquired, arising or to become due, or in which the Guarantor obtains an interest, and all products, proceeds, replacements, substitutions and accessions of or to any of the following, which to the extent not defined below, shall have the meanings given to them under the Uniform Commercial Code as enacted in the Commonwealth of Massachusetts or as enacted in the state in which such Collateral is located:

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A.	all accounts and accounts receivable;

B.	all inventory (including raw materials, work-in-process, finished goods and supplies);

C.	all contract rights;

D.	all general intangibles (including, without limitation, payment intangibles, software, trademarks, patents, copyrights or other intellectual property rights of Guarantor);

E.	all equipment (including all machinery, furniture and fixtures);

F.	all farm products;

G.	all goods;

H.	all chattel paper (whether tangible or electronic);

I.	all fixtures;

J.	all investment property (including, without limitation, all financial assets, certificated and uncertificated securities, securities accounts and security entitlements);

K.	all letter-of-credit rights;

L.	all rights under judgments, all commercial tort claims and choses in action;

M.
all books, records and information relating to the Collateral and/or to the operation of the Guarantor’s business and all rights of access to such books, records and information and all property in which such books, records and information are stored, recorded and maintained;

N.	all instruments, promissory notes, documents of title, documents, policies and certificates of insurance, securities, deposits, deposit accounts, money, cash or other property;

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O.	all federal, state and local tax refunds and/or abatements to which the Guarantor is or becomes entitled no matter how or when arising, including, but not limited to, any loss carryback tax refunds;

P.
all insurance proceeds, refunds and premium rebates, including without limitation proceeds of fire and credit insurance, whether any of such proceeds, refunds and premium rebates arise out of any of the foregoing (A-O) or otherwise;

Q.	all liens, guaranties, rights, remedies and privileges pertaining to any of the foregoing (A-O) including the right of stoppage in transit.

(ii)
“Event(s) of Default” shall mean any default or breach of the terms, conditions or covenants of this Agreement that remains uncured for thirty (30) days after written notice of such default from Lender to Borrower, or any Event of Default under and as defined in the Loan Agreement, the Notes, or the other Loan Documents (as defined in the Loan Agreement).

(iii)	“Loan Agreement” shall mean a certain Revolving Line of Credit and Term Loan Agreement of even date herewith by and between the Borrower and the Secured Party.

(iv)	“Obligations” shall mean the payment and performance of all obligations of Guarantor under the Guaranty.

(b)
Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole, and “or” has the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

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Section 2.
Security Interest. Guarantor, on the terms set forth in this Agreement and as security for the full and timely payment of the Obligations in accordance with the terms thereof and of the instruments now or hereafter evidencing the Obligations, hereby grants to the Secured Party a continuing security interest, under the Uniform Commercial Code (as in effect on the date hereof and as amended from time to time hereafter) of each state having jurisdiction from time to time with respect to all or any portion of the Collateral (the “Code”), in and a lien on the Collateral. In addition to all the rights given to the Secured Party by the Loan Agreement, the Notes, the other Loan Documents, and this Agreement, the Secured Party shall have all the rights and remedies of a secured party under the Code. In connection with the grant of security interest made hereby, Guarantor hereby authorizes Secured Party to file or cause to be filed one or more financing statements, amendments to financing statements and/or in lieu financing statements with any filing office for the purpose of perfecting or continuing the perfection of the security interest in the Collateral.

Section 3.	Principles Applicable to the Collateral. The parties agree that, at all times during the term of this Agreement, the following provisions shall be applicable to the Collateral:

(a)
The Guarantor covenants and agrees that it will keep accurate and complete books and records concerning the Collateral owned by it in accordance with generally accepted accounting principles, consistently applied.

(b)
The Secured Party shall have the right to review the books and records of the Guarantor pertaining to the Collateral and to copy and make excerpts therefrom, all at such times and as often as the Secured Party may reasonably request upon three (3) business days’ written notice.

(c)
The Guarantor shall maintain and keep (i) its principal place of business and its chief executive office, (ii) its records concerning the Collateral and (iii) its Collateral at the address set forth on the first page of this Agreement and at no other location, without the prior written consent of the Secured Party.

(d)
Notwithstanding the security interest in the Collateral granted to and created in favor of the Secured Party under this Agreement, the Guarantor shall have the right, until one or more Events of Default shall occur, to sell, lease or otherwise dispose of the Collateral in the ordinary course of the Guarantor’s business.

(e)
Notwithstanding the security interest in the Collateral granted to and created in favor of the Secured Party under this Agreement, the Guarantor shall have the right, until such time as the Secured Party shall have notified the Guarantor that it has revoked such right based upon an Event of Default at its own cost and expense to collect any and all accounts of the Guarantor comprising the Collateral (the “Accounts”).

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(f)
The Secured Party shall have the right after an Event of Default has occurred (i) to revoke the right of the Guarantor granted under subsection (e) of this Section 3 by written notice to the Guarantor to such effect, (ii) to take over and direct collection of any and all Accounts of the Guarantor, (iii) to give notice of the Secured Party’s security interest in such Accounts to any or all persons obligated to the Guarantor thereon, (iv) to direct such persons to make payment of such Accounts directly to the Secured Party and (v) to take control of such Accounts and any proceeds thereof.

(g)
The Secured Party shall have the right after an Event of Default to cause a non-interest bearing bank account entitled “Cash Collateral Account” (the “Collateral Account”) to be opened and maintained for the Guarantor at the principal office of the Secured Party. All cash proceeds received by the Secured Party from the Guarantor pursuant to subsection (h) of this Section 3 or directly from persons obligated on Accounts pursuant to subsection (f) of this Section 3 shall be deposited in the Collateral Account as further security for the payment of the Obligations. The Secured Party shall have sole dominion and control over all funds deposited in the Collateral Account, and such funds may be withdrawn therefrom only by the Secured Party.

(h)
Upon notice by the Secured Party to the Guarantor that the Collateral Account has been opened in accordance with subsection (g) of this Section 3, the Guarantor shall cause all cash proceeds collected by it to be delivered to the Secured Party forthwith upon receipt, in the original form in which received, bearing such endorsements or assignments by the Guarantor as may be necessary to permit collection thereof by the Secured Party, and for such purpose the Guarantor hereby irrevocably authorizes and empowers the Secured Party, its officers, employees and authorized agents, to endorse and sign the name of the Guarantor on all checks, drafts, money orders or other media of payment so delivered and such endorsements or assignments shall, for all purposes, be deemed to have been made by the Guarantor prior to any endorsement or assignment thereof by the Secured Party. The Secured Party may use any convenient or customary means for the purpose of collecting such checks, drafts, money orders or other media of payment.

Section 4.	Certain Covenants. Until payment in full of the Obligations, the Guarantor agrees that:

(a)
The Guarantor has and will have good and marketable title to the Collateral from time to time owned or acquired by it, free and clear of all liens, encumbrances and security interests, except security interests granted to and created in favor of the Secured Party and as otherwise set forth in that certain Revolving Line of Credit and Term Loan Agreement of even date herewith by and between Borrower and Secured Party. The Guarantor shall defend such title against the claims and demands of all persons.

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(b)
The Guarantor shall not, without the prior written consent of the Secured Party, (i) borrow against the Collateral from any person, firm or corporation other than the Secured Party, (ii) create, incur, assume or suffer to exist any mortgage, lien, charge or encumbrance on, or security interest in, or pledge of or conditional sale or other title retention agreement with respect to any of the Collateral, except the security interest created hereunder, (iii) permit any levy or attachment to be made against any of the Collateral except a levy or attachment relating to this Agreement, unless removed within sixty (60) days after written notice by Secured Party to Guarantor, (iv) permit any financing statement to be on file with respect to any of the Collateral, except financing statements in favor of the Secured Party, or (v) permit any transfer of Collateral without the consent of the Secured Party.

(c)
The Guarantor shall faithfully preserve and protect the Secured Party’s security interest in the Collateral and shall, at its own cost and expense, cause said security interest to be perfected and continued perfected, and for such purpose, the Guarantor shall from time to time at the request of the Secured Party execute and file or record, or cause to be filed or recorded, or authorize the Secured Party to execute and file or record, such instruments, documents and notices, including, without limitation, financing statements and continuation statements, as the Secured Party may deem necessary or advisable in order to perfect and continue perfected said security interest. The Guarantor shall do all such other acts and things and execute and deliver all such other instruments and documents, including, without limitation, further security agreements, pledges and assignments, as the Secured Party may reasonably deem necessary or advisable from time to time in order to perfect and preserve the priority of said security interest as a first lien security interest in the Collateral prior to the rights of all persons therein or thereto. The Secured Party is hereby appointed attorney-in-fact for the Guarantor to do all acts and things which it may deem necessary or advisable to preserve, perfect and continue perfected its security interest in the Collateral, including, without limitation, the signing and recording of financing and other similar statements.

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(d)
Risk of loss of, damage to or destruction of the Collateral is on the Guarantor. The Guarantor shall insure the Collateral against such risks and casualties and in such amounts and with such insurers as acceptable to Secured Party in its reasonable discretion. All such policies of insurance shall contain loss payable clauses in favor of the Guarantor and the Secured Party as their respective interests may appear, and show Secured Party as an additional insured on the liability portion of said policy, and such policies or certificates evidencing the same shall be deposited with the Secured Party immediately upon the request of the Secured Party. If the Guarantor fails to effect and keep in full force and effect such insurance or fails to pay the premiums thereon when due, the Secured Party may do so for the account of the Guarantor and add the cost thereof to the Obligations. The Guarantor hereby assigns and sets over unto the Secured Party all monies which may become payable on account of such insurance, including, without limitation, any return of unearned premiums which may be due upon cancellation of any such insurance, and authorizes the Secured Party to direct the insurers to pay the Secured Party any amount so due. The Secured Party, its officers, employees and authorized agents, are hereby irrevocably appointed attorney-in-fact of the Guarantor to endorse any draft or check which may be payable to the Guarantor in order to collect the proceeds of such insurance or any return of unearned premiums. Such proceeds shall be applied to the payment or prepayment of the Obligations. Any balance of insurance proceeds remaining in the possession of the Secured Party after payment in full of the Obligations shall be paid to the Guarantor or order.

(e)
The Guarantor assumes full responsibility for taking any and all necessary steps to preserve its rights in the Accounts against account debtors. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of such of the Collateral as may be in its possession if it takes such action for that purpose as the Guarantor shall request in writing, provided that such requested action shall not, in the reasonable judgment of the Secured Party, impair the Secured Party’s security interest in the Collateral or its rights in, or the value of, the Collateral, and provided further that such written request is received by the Secured Party in sufficient time to permit it to take the requested action.

(f)
The Guarantor shall maintain each item of Collateral in good condition and repair and shall pay and discharge all taxes, levies and other impositions levied or assessed thereon as well as the cost of repairs to or maintenance of the same. If the Guarantor fails to do so, the Secured Party may pay the cost of such repairs or maintenance and such taxes, levies or other impositions for the account of the Guarantor and add the amount thereof to the Obligations.

Section 5.	Events of Default.

(a)
If one or more Events of Default shall occur, then, and in any such event, the Secured Party may forthwith proceed to exercise any one or more of the rights and remedies afforded a secured party by the Code and such other rights and remedies which it may have at law or in equity, under this Agreement, all of which rights and remedies shall, to the full extent permitted by law, be cumulative. Without limitation upon the foregoing, the Secured Party shall have the right without demand or prior notice to the Guarantor or any other person, except as otherwise required by law (and if notice is required by law, after ten (10) days’ prior written notice to the Guarantor at its address hereinafter set forth) and without prior judicial hearing or legal proceedings, all of which the Guarantor hereby expressly waives:

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(i)	to enter any premises where Collateral is located and to take possession and control of the same;

(ii)
to enforce collection, at the Guarantor’s expense and either in the name of the Secured Party or the name of the Guarantor, of any or all of the Accounts by suit or otherwise, to surrender, release or exchange all or any part thereof, or to compromise or extend or renew (whether or not longer than the original period) any indebtedness thereunder;

(iii)	to take over and perform any contract of the Guarantor and to take control of any and all Accounts and proceeds arising therefrom;

(iv)
to sell all or any portion of the Collateral at public or private sale at such place or places and at such time or times and in such manner and upon such terms, whether for cash or credit, as the Secured Party in its sole discretion may determine; and

(v)	to endorse in the name of the Guarantor any instrument, howsoever received by the Secured Party, representing proceeds of any of the Collateral.

The Secured Party shall apply the proceeds of any sale or other disposition of any realization of the Collateral after default first to the payment of the reasonable costs and expenses incurred by the Secured Party in connection with such sale or other disposition or realization, including reasonable attorneys’ fees and legal expenses, second to the repayment of the Obligations to the Secured Party, whether on account of principal or interest or otherwise as the Secured Party in its sole discretion may elect, and then to the payment of the balance, if any, as required by law. If the proceeds of any such sale or other disposition of the Collateral are insufficient to pay the Obligations and the Secured Party’s reasonable costs hereunder, the Guarantor shall be liable for any deficiency.

(b)
Upon the occurrence of any Event of Default, the Guarantor shall promptly upon demand by the Secured Party assemble the Collateral and make it available to the Secured Party at a place to be designated by the Secured Party which shall be reasonably convenient to both parties. The right of the Secured Party under this Section to have the Collateral assembled and made available to it is the essence of this Agreement, and the Secured Party may, at its election, enforce such right by a bill in equity for specific performance.

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Section 6.
Defeasance. Upon payment in full of the Obligations, this Agreement shall terminate and be of no further force or effect. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7.
Subrogation and Marshaling. The Guarantor hereby waives, surrenders and agrees not to claim or enforce, so long as the Obligations or any portion thereof remains outstanding, (a) any right to be subrogated in whole or in part to any right or claim of the holder of any part of the Obligations and (b) any right to require marshaling of any assets of the Guarantor which right of subrogation or marshaling might otherwise arise from any payment to the holder of any part of the Obligations arising out of the enforcement of the security interest granted hereby, or any other mortgage or security interest granted by the Guarantor or any other person to the Secured Party, or the liquidation of or the realization upon the Collateral, any other collateral granted by the Guarantor or any other person to the Secured Party, or any part thereof.

Section 8.
Severability. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

Section 9.
No Waiver; Rights Cumulative. No failure or delay on the part of the Secured Party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or of any other right, remedy, power or privilege. The rights and remedies of the Secured Party under this Agreement are cumulative and not exclusive of any rights or remedies which it may otherwise have. No modification or waiver of any provision of this Agreement nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specified instance and for the specific purpose for which given.

Section 10.
Notices. Any notice, request, demand or other communication required or permitted hereunder shall be given in writing by delivering the same in person to the intended addressee, by overnight courier service with guaranteed next day delivery or by certified United States Mail, postage prepaid or telegram sent to the intended addressee at the applicable address set forth on Page 1 hereof or to such different address as either Guarantor or Secured Party shall have designated by written notice to the other sent in accordance herewith. Such notices shall be deemed given when received or, if earlier, in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, or in the case of delivery by certified United States mail, two days after deposit therein.

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Section 11.
Governing Law. The Code shall govern the attachment, perfection and the effect of attachment and perfection of the Secured Party’s interest in the Collateral, and the rights, duties and obligations of the Guarantor and the Secured Party with respect thereto. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts, and the execution and delivery hereof and, to the extent not inconsistent with the preceding sentence, the terms and provisions hereof, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Section 12.
Survival. All representations, warranties, covenants and agreements contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the extension of the Loans.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal the day and year first above written.

GUARANTOR:

[ ]

By:
Witness	Name:
Title:

SECURED PARTY:

RBS CITIZENS, NATIONAL ASSOCIATION

By:
Witness	David J. Bugbee, Senior Vice President

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